CERTIFICATE OF DESIGNATION OF THE POWERS, PREFERENCES AND RELATIVE,
    PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF PREFERRED STOCK AND
              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
                                       of
               SERIES C 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       of
                                  NEXMED, INC.

      NEXMED, INC., a Nevada corporation (the "Corporation"), pursuant to the provisions of Sections 78.195 and 78.1955 of Chapter 78 of Nevada Revised Statutes, does hereby make this Certificate of Designation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the "Board") by the Articles of Incorporation of the Corporation, as amended to date, the Board duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

      RESOLVED, that, pursuant to Article FIFTH, Section C, of the Articles of Incorporation of the Corporation, as amended to date, the Board hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of preferred stock of the Corporation consisting of 600 shares, par value $0.001 per share, to be designated "Series C 6% Cumulative Convertible Preferred Stock" (hereinafter, the "Convertible Preferred Stock" or the "Preferred Stock").

      RESOLVED, that each share of Convertible Preferred Stock shall rank equally in all respects and shall be subject to the following terms and provisions:

      1. Dividends. The holders of the Convertible Preferred Stock shall be entitled to receive, when, if and as declared by the Corporation's Board of Directors, out of funds legally available therefor, cumulative dividends payable as set forth in this Section 1.

            (a) Dividends on the Convertible Preferred Stock shall accrue and shall be cumulative from the date of issuance of the shares of Convertible Preferred Stock (the "Date of Original Issue"), whether or not earned or declared by the Board of Directors of the Corporation, until paid. The Corporation shall declare and pay dividends on the Convertible Preferred Stock, in either cash or in shares of the Corporation's Common Stock (the "Common Stock") at the Corporation's option and subject to the terms set forth herein, as set forth below, in arrears, on June 30 and December 31 of each year (each, a "Dividend Payment Date"), commencing on December 31, 2005 (the "Initial Dividend Payment Date"), except that if such Dividend Payment Date is not a business day, then the Dividend Payment Date will be the immediately preceding business day. If the Corporation elects to pay the dividend in shares of Common Stock, the Corporation shall set aside a sufficient number of shares of Common Stock for the payment of such declared dividends and shall deliver certificates representing such shares of Common Stock to the holders of shares of Convertible Preferred Stock as of the record date for such dividend in payment of such declared dividends within three business days after such Dividend Payment Date.

Each such dividend declared by the Board of Directors on the Convertible Preferred Stock shall be paid to the holders of record of shares of the Convertible Preferred Stock as they appear on the stock register of the Corporation on the record date which shall be the business day next preceding a Dividend Payment Date. Dividends in arrears for any past dividend period may be declared by the Board of Directors of the Corporation and paid on shares of the Convertible Preferred Stock on any date fixed by the Board of Directors of the Corporation, whether or not a regular Dividend Payment Date, to holders of record of shares of the Convertible Preferred Stock as they appear on the Corporation's stock register on the record date. The record date, which shall not be greater than 5 days before such Dividend Payment Date, shall be fixed by the Board of Directors of the Corporation. Any dividend payment made on shares of the Convertible Preferred Stock shall first be credited against the dividends accumulated with respect to the earliest dividend period for which dividends have not been paid.

            (b) The dividend rate (the "Dividend Rate") on each share of Convertible Preferred Stock shall be 6% per share per annum on $10,000 (the Liquidation Preference (as hereinafter defined) of each such share) for the period from the Date of Original Issue until the Initial Dividend Payment Date and, for each dividend period thereafter, which shall commence on the last day of the preceding dividend period and shall end on the next Dividend Payment Date, shall be at the Dividend Rate (as adjusted from time to time as hereinafter provided) on such Liquidation Preference. Notwithstanding the foregoing, if at any time a Breach Event (as defined below) occurs, then the Dividend Rate shall be 14% per share per annum for each dividend period or part thereof in which a Breach Event has occurred or is outstanding. The amount of dividends per share of the Convertible Preferred Stock payable for each dividend period or part thereof (the "Dividend Value") shall be computed by multiplying the Dividend Rate for such dividend period by a fraction the numerator of which shall be the number of days in the dividend period or part thereof on which such share was outstanding and the denominator of which shall be 365 and multiplying the result by the Liquidation Preference. If a dividend is to be paid in Common Stock, the Common Stock shall be valued at the Current Market Price (as hereinafter defined) as of such Dividend Payment Date. In furtherance thereof, the Corporation shall reserve out of the authorized but unissued shares of Common Stock, solely for issuance in respect of the payment of dividends as herein described, a sufficient number of shares of Common Stock to pay such dividends, when, if and as declared by the Board of Directors of the Corporation.

            "Current Market Price" means, in respect of any share of Common Stock on any date herein specified:

                  (1) if there shall not then be a public market for the Common
            Stock, the higher of (a) the book value per share of Common Stock at such date, and (b) the Appraised Value (as hereinafter defined) per share of Common Stock at such date, or

                  (2) if there shall then be a public market for the Common
            Stock, the higher of (x) the book value per share of Common Stock at such date, and (y) the average of the daily market prices for the five (5) consecutive trading days immediately before such date. The daily market price for each such trading day shall be (i) the VWAP (as defined below) on such day on the principal stock exchange

            (including Nasdaq) on which such Common Stock is then listed or admitted to trading, or quoted, as applicable, (ii) if no sale takes place on such day on any such exchange, the last reported closing bid price on such day as officially quoted on any such exchange (including Nasdaq), (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange, the last reported closing bid price on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc., (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc. (the "NASD") selected mutually by holders of a majority of the Convertible Preferred Stock and the Corporation or, if they cannot agree upon such selection, as selected by two such members of the NASD, one of which shall be selected by holders of a majority of the Convertible Preferred Stock and one of which shall be selected by the Corporation (as applicable, the "Daily Market Price").

            "VWAP" shall mean the daily dollar volume-weighted average sale price for the Common Stock on the principal exchange or market on which the Common Stock is then listed or admitted to trading on any particular trading day during the period beginning at 9:30 a.m., New York City Time (or such other time as such exchange or market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as such exchange or market publicly announces is the official close of trading), as reported by Bloomberg through its "Volume at Price" functions. All such determinations of VWAP shall to be appropriately and equitably adjusted in accordance with the provisions set forth herein for any stock dividend, stock split, stock combination or other similar transaction occurring during any pricing period or any period utilizing VWAPs in calculations hereunder.

            "Appraised Value" means, in respect of any share of Common Stock on any date herein specified, the fair saleable value of such share of Common Stock (determined without giving effect to the discount for (i) a minority interest or (ii) any lack of liquidity of the Common Stock or to the fact that the Corporation may have no class of equity registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) as of the last day of the most recent fiscal month end prior to such date specified, based on the value of the Corporation (assuming the conversion and exercise of all of the Corporation's authorized and issued capital stock), as determined by a nationally recognized investment banking firm selected by the Corporation's Board of Directors and having no prior relationship with the Corporation, and reasonably acceptable to not less than a majority in interest of the holders of the Preferred Stock then outstanding.

            "Breach Event" means either:

            (i) Any breach of any warranty or representation of the Corporation as of the date made in the Preferred Stock Purchase Agreement (as defined below) or any agreement delivered therewith which breach, or the facts and circumstances concerning such breach, has or is reasonably likely to have a Material Adverse Effect (as defined in the Preferred Stock Purchase

      Agreement); or

            (ii) Any breach by the Corporation of any material covenant or obligation under the Preferred Stock Purchase Agreement or any agreement delivered therewith (including without limitation this Certificate of Designation and the Related Agreements, as defined in the Preferred Stock Purchase Agreement), and which breach, if capable of being cured, has not been cured within ten (10) days after notice of such breach has been given by the holders of a majority of Preferred Stock to the Corporation (the "Breach Cure Period").

            (c) Except as hereinafter provided, no dividends shall be declared or paid or set apart for payment on the shares of Common Stock or any other class or series of capital stock of the Corporation for any dividend period unless full cumulative dividends have been or contemporaneously are declared and paid on the Convertible Preferred Stock through the most recent Dividend Payment Date. If full cumulative dividends have not been paid on shares of the Convertible Preferred Stock, all dividends declared on shares of the Convertible Preferred Stock shall be paid pro rata to the holders of outstanding shares of the Convertible Preferred Stock.

            (d) Dividends on the Convertible Preferred Stock may be paid even if, after giving effect thereto, the Corporation's total assets would be less than the sum of its total liabilities, plus the amount that would be needed, if the Corporation were to be dissolved at the time of such distribution, to satisfy the preferential rights upon dissolution of stockholders, if any, whose preferential rights are superior to those receiving the distribution.

            (e) The holders of the Convertible Preferred Stock shall each be entitled to receive dividends, on a pari passu basis with the holders of shares of Common Stock, out of any assets legally available therefor, with the amount of such dividends to be distributed to the holders of Convertible Preferred Stock computed on the basis of the number of shares of Common Stock which would be held by such holder if, immediately prior to the declaration of the dividend, all of the shares of Convertible Preferred Stock had been converted into shares of Common Stock at the then current Conversion Value (as hereinafter defined).

            (f) Limitation on Stock Dividends. Notwithstanding anything to the contrary contained herein, the Corporation may not pay dividends hereunder in shares of Common Stock (and must deliver cash in respect thereof) unless as of the Dividend Payment Date (i) the resale of all Registrable Securities (as defined in the Investor Rights Agreement entered into pursuant to the Preferred Stock Purchase Agreement, the "Investor Rights Agreement") is covered by an effective registration statement in accordance with the terms of the Investor Rights Agreement which registration statement is not subject to any suspension or stop orders; (ii) the resale of such Registrable Securities may be effected pursuant to a current and deliverable prospectus that is not subject at the time to any blackout or similar circumstance; (iii) such Registrable Securities are listed, or approved for listing prior to issuance, on the Nasdaq National or Small-Cap Market, the New York Stock Exchange or the American Stock Exchange, and are not subject to any trading suspension (nor shall trading generally have been suspended on such exchange or market), and the Corporation shall not have been notified of any pending or threatened proceeding or other action to delist or suspend the Common Stock on any of such markets on which the Common Stock is then traded or listed; (iv) the requisite number of shares of Common Stock shall have been duly authorized and reserved for issuance as required by the terms of the Preferred Stock Purchase Agreement and this Certificate of Designation; (v) the Current Market Price is not less than $1.31 (as appropriately and equitably adjusted for stock splits, stock dividends and similar events); (vi) none of the Corporation or any direct or indirect subsidiary of the Corporation shall be subject to any bankruptcy, insolvency or similar proceeding; (vii) the Corporation has paid all prior dividend payments when due hereunder; (viii) such issuance would not cause the ownership or issuance limitations contained in
Section 5(h) below to be violated; and (ix) the Corporation has delivered to all holders of Convertible Preferred Stock written notice of its election to pay such dividend in Common Stock at least five (5) but no more than thirty (30) trading days prior to the applicable Dividend Payment Date. All holders of Convertible Preferred Stock shall be treated proportionately with respect to payment of dividends in cash or Common Stock.

      2. Voting Rights. Except as otherwise provided herein or by law, the holders of the Convertible Preferred Stock shall have full voting rights and powers, subject to the Beneficial Ownership Cap as defined in Section 5(h), equal to the voting rights and powers of holders of Common Stock and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. To the extent permitted under the applicable rules of the Nasdaq Stock Market, each holder of shares of Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock could be converted on the record date for the taking of a vote, subject to the Beneficial Ownership Cap limitations set forth in Section 5(h), or, if no record date is established, at the day prior to the date such vote is taken or any written consent of stockholders is first executed. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

      3. Rights on Liquidation.

            (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event being hereinafter referred to as a "Liquidation"), before any distribution of assets of the Corporation shall be made to or set apart for the holders of Common Stock, the holders of Convertible Preferred Stock shall be entitled to receive payment out of such assets of the Corporation in an amount equal to $10,000 per share of Convertible Preferred Stock (such applicable amount being referred to as the "Liquidation Preference" for the Convertible Preferred Stock), plus any accumulated and unpaid dividends thereon (whether or not earned or declared) on the Convertible Preferred Stock. If the assets of the Corporation available for distribution to the holders of Convertible Preferred Stock shall not be sufficient to make in full the payment herein required, such assets shall be distributed pro-rata among the holders of Convertible Preferred Stock based on the aggregate Liquidation Preferences of the shares of Convertible Preferred Stock held by each such holder.

            (b) If the assets of the Corporation available for distribution to stockholders exceed the aggregate amount of the Liquidation Preferences payable with respect to all shares of Convertible Preferred Stock then outstanding, then, after the payment required by paragraph 3(a) above shall have been made or irrevocably set aside, the holders of Common Stock shall be entitled to receive with respect to each share of Common Stock payment of a pro rata portion of such assets based on the aggregate number of shares of Common Stock held by each such holder. The holders of the Convertible Preferred Stock shall participate in such a distribution on a pro-rata basis with the holders of the Common Stock, with the amount distributable to the holders of Convertible Preferred Stock to be computed on the basis of the number of shares of Common Stock which would be held by them if immediately prior to the Liquidation all of the outstanding shares of Convertible Preferred Stock had been converted into shares of Common Stock at the then current Conversion Value.

            (c) A Change of Control (as defined below) of the Corporation shall not be deemed a Liquidation, but shall instead be governed by the terms of
Section 7 below.

      4. Actions Requiring the Consent of Holders of Preferred Stock. As long as any shares of Convertible Preferred Stock are outstanding, the consent of the holders of at least 75% of the shares of Convertible Preferred Stock at the time outstanding, given in accordance with the Articles of Incorporation and Bylaws of the Corporation, as amended, shall be necessary for effecting or validating any of the following transactions or acts:

            (a) Any amendment, alteration or repeal of any of the provisions of this Certificate of Designation (whether by merger, consolidation or otherwise);

            (b) Any amendment, alteration or repeal of the Articles of Incorporation of the Corporation that will adversely affect the rights of the holders of the Convertible Preferred Stock (whether by merger, consolidation or otherwise);

            (c) The authorization or creation by the Corporation of, or the increase in the number of authorized shares of, any stock of any class, or any security convertible into stock of any class, or the authorization or creation of any new class of preferred stock (or any action which would result in another series of preferred stock), ranking in terms of liquidation preference, conversion rights, redemption rights or dividend rights, pari passu with or senior to, the Convertible Preferred Stock in any manner; provided, that, such actions in connection with a Change of Control shall not require approval pursuant to this Section 4(c); provided, further, that the foregoing proviso shall in no way be deemed to impair any other voting rights of the Convertible Preferred Stock set forth herein or under applicable law;

            (d) The redemption, purchase or other acquisition, directly or indirectly, of any shares of capital stock of the Corporation or any of its subsidiaries or any option, warrant or other right to purchase or acquire any such shares, or any other security, other than (A) the redemption of Preferred Stock pursuant to the terms hereof, or (B) the repayment or prepayment of any indebtedness outstanding as of the date hereof in the ordinary course of business; and

            (e) The declaration or payment of any dividend or other distribution (whether in cash, stock or other property) with respect to the capital stock of the Corporation or any subsidiary, other than a dividend or other distribution pursuant to the terms of the Preferred Stock.

            For clarification, any amendments to the Company's Amended and Restated Articles of Incorporation as currently contemplated and as set forth in the Company's Proxy Statement filed with the SEC on April 14, 2005 will not be deemed to adversely affect the rights of the holders of the Convertible Preferred Stock.

      5. Conversion.

            (a) Right to Convert. Subject to the limitation set forth in Section 5(h) hereof, the holder of any share or shares of Convertible Preferred Stock shall have the right at any time, at such holder's option, to convert all or any lesser portion of such holder's shares of Convertible Preferred Stock into such number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, free and clear of all encumbrances, restrictions and legends (provided a Registration Statement is declared effective), as is determined by dividing (i) the aggregate Liquidation Preference of the shares of Convertible Preferred Stock to be converted plus accrued and unpaid dividends thereon by
(ii) the Conversion Value (as defined below) then in effect for such Convertible Preferred Stock. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any Convertible Preferred Stock. With respect to any fraction of a share of Common Stock called for upon any conversion, the Corporation shall pay to the holder an amount in cash equal to such fraction multiplied by the Current Market Price per share of the Common Stock.

            (b) Forced Conversion. Subject to the terms hereof:

            (i) if at any time the VWAP is equal to or greater than a 200% premium to the Conversion Value for five (5) consecutive trading days (a "Pricing Period"), then the Corporation shall have the right to compel each holder of Convertible Preferred Stock to convert up to 50% of the Convertible Preferred Stock then held by such holder by delivering a written notice (a "Forced Conversion Notice") to each such Holder; and

            (ii) if at any time the VWAP is equal to or greater than a 300% premium to the Conversion Value for any five (5) consecutive trading days (a "Pricing Period"), then the Corporation shall have the right to compel each holder of Convertible Preferred Stock to convert up to all of the Convertible Preferred Stock then held by such holder by delivering a Forced Conversion Notice to each such Holder;

provided in each case that (1) such Forced Conversion Notice must specify the number of shares of Convertible Preferred Stock to be converted by such holder and the date by which such holder must have completed conversion(s) of Convertible Preferred Stock aggregating to such amount ("Forced Conversion Date"), which date shall be at least 5 trading days after such holder's receipt of such Forced Conversion Notice (a "Notice Period"), (2) the Corporation may deliver such Forced Conversion Notice(s) hereunder only within five (5) trading days following the occurrence of such Pricing Period and not prior to the completion of such Pricing Period, and (3) all holders of Convertible Preferred Stock shall be treated proportionately with respect to the Corporation's election to force conversion hereunder. Such forced conversion shall be subject to and governed by all the provisions relating to voluntary conversion of Convertible Preferred Stock contained herein. Notwithstanding anything contained herein, the Corporation shall not be entitled to exercise any forced conversion right set forth in this subsection 5(b) unless at all times during the applicable Pricing Period and Notice Period (i) the resale of all Registrable Securities (as defined in the Investor Rights Agreement) is covered by an effective registration statement in accordance with the terms of the Investor Rights Agreement which registration statement is not subject to any suspension or stop orders; (ii) the resale of such Registrable Securities may be effected pursuant to a current and deliverable prospectus that is not subject at the time to any blackout or similar circumstance; (iii) such Registrable Securities are listed, or approved for listing prior to issuance, on the Nasdaq National or Small-Cap Market, the New York Stock Exchange or the American Stock Exchange, and are not subject to any trading suspension (nor shall trading generally have been suspended on such exchange or market), and the Corporation shall not have been notified of any pending or threatened proceeding or other action to delist or suspend the Common Stock on any of such markets on which the Common Stock is then traded or listed; (iv) the requisite number of shares of Common Stock has been duly authorized and reserved for issuance as required by the terms of the Preferred Stock Purchase Agreement; (v) the closing bid price per share of Common Stock on the Principal Market is greater than $0.50; (vi) none of the Corporation or any direct or indirect subsidiary of the Corporation shall be subject to any bankruptcy, insolvency or similar proceeding; (vii) the Corporation has paid all prior dividend payments due hereunder; and (viii) such issuance would not cause the ownership or share issuance limitations contained in Section 5(h) below to be violated. To the extent that any shares of Convertible Preferred Stock cannot be converted hereunder due to the application of Section 5(h)(i) ("Delayed Preferred Shares"), such Delayed Preferred Shares shall be deemed converted automatically under this Section 5(b) at the first moment thereafter when Section 5(h)(i) would not prevent such conversion, and following the applicable Forced Conversion Date such Delayed Preferred Shares shall no longer accrue dividends (other than dividends pursuant to Section 1(e) hereof).

            (c) Mechanics of Conversion.

            (i) The right of conversion hereunder (other than a quarterly conversion pursuant to Section 5(d) below) shall be exercised by the holder of shares of Convertible Preferred Stock by delivering to the Corporation a conversion notice in the form attached hereto as Exhibit A (the "Conversion Notice"), appropriately completed and duly signed and specifying the number of shares of Convertible Preferred Stock that the holder elects to convert (the "Converting Shares") into shares of Common Stock, and by surrender not later than two business days thereafter of the certificate or certificates representing such Converting Shares to the Corporation's transfer agent at:

                    Wells Fargo Bank Minnesota, N.A.
                    Shareowner Services
                    161 North Concord Exchange Street
                    South St Paul, MN 55075-1139
                    Attn:    Suzy Swits
                    Fax: 651-450-4078
                    Tel: 651-450-4120

      The Conversion Notice shall also contain a statement of the name or names (with addresses and tax identification or social security numbers) in which the certificate or certificates for Common Stock shall be issued, if other than the name in which the Converting Shares are registered. Promptly after the receipt of the Conversion Notice, the Corporation shall issue and deliver, or cause to be delivered, to the holder of the Converting Shares or such holder's nominee, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Converting Shares. Such conversion shall be deemed to have been effected as of the close of business on the date of receipt by the Corporation of the Conversion Notice (the "Conversion Date"), and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on the Conversion Date.

            (ii) The Corporation shall effect such issuance of Common Stock (and certificates for unconverted Preferred Stock) within three (3) trading days of the Conversion Date (or within 3 trading days following the surrender of the Converting Shares to the Corporation's transfer agent, if later) and shall transmit the certificates by messenger or reputable overnight delivery service to reach the address designated by such holder within three (3) trading days after the receipt by the Corporation of such Conversion Notice (or within 3 trading days following the surrender of the Converting Shares to the Corporation's transfer agent, if later). If certificates evidencing the Common Shares are not received by the holder within five (5) trading days of the Conversion Notice, then the holder will be entitled to revoke and withdraw its Conversion Notice, in whole or in part, at any time prior to its receipt of those certificates. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion of Converting Shares or in payment of dividends hereunder, provided the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder, the Corporation shall use its commercially reasonable best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion or dividend payment to the holder, by crediting the account of the holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described above, and for delivery of Common Stock in payment of dividends hereunder, shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date. If the conversion has not been rescinded in accordance with this paragraph and the Corporation fails to deliver to the holder such certificate or certificates (or shares through DTC) pursuant to this Section 5 (free of any restrictions on transfer or legends, if such shares have been registered) in accordance herewith, prior to the seventh trading day after the Conversion Date (assuming timely surrender of the Convertible Preferred Stock certificates), the Corporation shall pay to such holder, in cash, on a per diem basis, an amount equal to 2% of the Liquidation Preference of all Preferred Stock held by such holder per month until such delivery takes place.

            The Corporation's obligation to issue Common Stock upon conversion of Preferred Stock shall be absolute, is independent of any covenant of any holder of Preferred Stock, and shall not be subject to: (i) any offset or defense; or (ii) any claims against the holders of Preferred Stock whether pursuant to this Certificate of Designation, that certain Preferred Stock and Warrant Purchase Agreement entered into among the Corporation and the purchasers of the Preferred Stock on the Date of Original Issue (the "Preferred Stock Purchase Agreement"), the Investor Rights Agreement, the Warrants or otherwise.

            (d) Quarterly Conversion/Redemption. Subject to the terms hereof, on September 30, 2005 and at the end of each calendar quarter thereafter, the Corporation shall, subject to the terms hereof, convert or redeem from each holder of Preferred Stock such number of shares of Preferred Stock ("Quarterly Shares") which have an aggregate Liquidation Preference equal to such holder's Quarterly Conversion/Redemption Amount, where the "Quarterly Conversion/Redemption Amount" for each holder shall equal (a) the Aggregate Redemption Amount (as defined below), multiplied by (b) a fraction, the numerator of which equals the number of shares of Preferred Stock purchased by such holder pursuant to the Preferred Stock Purchase Agreement and the denominator of which equals the aggregate number of shares of Preferred Stock purchased by all Purchasers (as defined in the Preferred Stock Purchase Agreement) pursuant to the Preferred Stock Purchase Agreement, rounded up to the nearest whole integer multiple of $10,000; provided, however, that if such holder has converted any shares of Convertible Preferred Stock prior to such calendar quarter end, then the aggregate Liquidation Preference of such shares previously converted shall be applied against and reduce such holder's current Quarterly Conversion/Redemption Amount, dollar for dollar, to the extent such aggregate Liquidation Preference converted has not previously been applied against a prior Quarterly Conversion/Redemption Amount, except to the extent such holder has delivered a written notice to the Corporation, at least 5 trading days prior to the end of such calendar quarter, electing not to have all or part of such previously converted Liquidation Preference so applied. The "Aggregate Redemption Amount" shall equal $2 million for September 30, 2005 and $1 million for each applicable calendar quarter thereafter. For purposes hereof, in the event of any transfers of shares of Preferred Stock, the terms of this Section shall apply to each transferee the same as if they were the original holder of such shares, and if any single holder transfers shares of Preferred Stock in part or to multiple transferees, such holder and transferee(s) shall be treated on a pro rata basis. All holders shall be treated proportionately the same with respect to the Corporation's election to convert or redeem Quarterly Shares. Each conversion of Quarterly Shares shall be subject to and governed by all the provisions relating to voluntary conversion of Convertible Preferred

Stock contained herein (except that no Conversion Notice is required to be delivered). In the event the Corporation elects to convert such shares of Preferred Stock, each holder of any share or shares of Convertible Preferred Stock being converted pursuant to this subsection shall receive upon conversion, within three trading days following the applicable quarter end, such number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, free and clear of all encumbrances, restrictions and legends, as is determined by dividing (i) the aggregate Liquidation Preference of the shares of Convertible Preferred Stock being converted plus accrued and unpaid dividends thereon by (ii) the Quarterly Conversion Price (as defined below) then in effect for such Convertible Preferred Stock. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any Convertible Preferred Stock. With respect to any fraction of a share of Common Stock called for upon any conversion, the Corporation shall pay to the holder an amount in cash equal to such fraction multiplied by the Current Market Price per share of the Common Stock. Subject to the terms hereof, the Corporation shall convert such Quarterly Shares under this subsection (d) unless it provides at least five (5) trading days prior written notice to all holders of Preferred Stock electing to redeem such Quarterly Shares for cash instead. If the Corporation elects to redeem such Quarterly Shares, the Corporation shall redeem such shares for cash on the last trading day of the applicable calendar quarter for a redemption price equal to the Liquidation Preference of the shares of Convertible Preferred Stock being redeemed plus accrued and unpaid dividends thereon. Notwithstanding anything to the contrary contained herein, the Corporation may not convert Quarterly Shares (and must redeem such Quarterly Shares for cash instead) unless as of the end of each applicable quarter (i) the resale of all Registrable Securities (as defined in the Investor Rights Agreement) is covered by an effective registration statement in accordance with the terms of the Investor Rights Agreement which registration statement is not subject to any suspension or stop orders; (ii) the resale of such Registrable Securities may be effected pursuant to a current and deliverable prospectus that is not subject at the time to any blackout or similar circumstance; (iii) such Registrable Securities are listed, or approved for listing prior to issuance, on the Nasdaq National or Small-Cap Market, the New York Stock Exchange or the American Stock Exchange, and are not subject to any trading suspension (nor shall trading generally have been suspended on such exchange or market), and the Corporation shall not have been notified of any pending or threatened proceeding or other action to delist or suspend the Common Stock on any of such markets on which the Common Stock is then traded or listed; (iv) the requisite number of shares of Common Stock shall have been duly authorized and reserved for issuance as required by the terms of the Preferred Stock Purchase Agreement (as defined below) and this Certificate of Designation; (v) the closing bid price per share of Common Stock on the Principal Market for each of the ten (10) trading days immediately preceding the applicable Dividend Payment Date shall be greater than $0.50; (vi) none of the Corporation or any direct or indirect subsidiary of the Corporation shall be subject to any bankruptcy, insolvency or similar proceeding; (vii) the Corporation has paid all prior dividend payments due hereunder; and (viii) such issuance would not cause the ownership or share issuance limitations contained in Section 5(h) below to be violated. Such shares issuable upon conversion shall be issued and delivered within three (3) trading days following the end of each applicable calendar quarter. If any holder does not receive the requisite number of shares of Common Stock in the form required above within such three Trading Day period, the Holder shall have the option of either (a) requiring the Corporation to issue and deliver all or a portion of such shares or (b) canceling such election (whether by the Corporation or Holder) to convert the Quarterly Shares into Common Stock (in whole or in part), in which case the Corporation shall immediately redeem such Quarterly Shares and pay in cash the applicable redemption price hereunder on such portion as the holder specifies is to be paid in cash instead of Common Stock. If the Corporation fails to timely effect any cash redemption as provided herein, then the Corporation shall redeem such Quarterly Shares at a redemption price equal to 125% of the Liquidation Preference of such Quarterly Shares being redeemed plus accrued and unpaid dividends thereon.

            (e) Conversion Prices.

            (i) The initial Conversion Value for the Convertible Preferred Stock shall be $1.36 per share of Common Stock, such value to be subject to adjustment in accordance with the provisions of this Section 5. Such conversion value in effect from time to time, as adjusted pursuant to this
      Section 5, is referred to herein as a "Conversion Value." All of the remaining provisions of this Section 5 shall apply separately to each Conversion Value in effect from time to time with respect to Convertible Preferred Stock.

            (ii) The "Quarterly Conversion Price" shall equal 95.5% of the average of the VWAPs for the five (5) trading days immediately preceding the applicable quarter end.

            (f) Stock Dividends, Subdivisions and Combinations. If at any time while the Preferred Stock is outstanding, the Corporation shall:

            (i) cause the holders of its Common Stock to be entitled to receive a dividend payable in, or other distribution of, additional shares of Common Stock,

            (ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

            (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then in each such case the Conversion Value shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clauses (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that a Conversion Value or Quarterly Conversion Price is calculated hereunder, then the calculation of such Conversion Value or Quarterly Conversion Price shall be adjusted appropriately to reflect such event.

            (g) Certain Other Distributions. If at any time while the Preferred Stock is outstanding the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any dividend or other distribution of:

                  (i) cash,

                  (ii) any evidences of its indebtedness, any shares of stock of any class or any other securities or property or assets of any nature whatsoever (other than cash or additional shares of Common Stock as provided in Section 5(f) hereof), or

                  (iii) any warrants or other rights to subscribe for or
            purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property or assets of any nature whatsoever (in each case set forth in subparagraphs 5(g)(i), 5(g)(ii) and 5(g)(iii) hereof, the "Distributed Property"), then upon any conversion of Preferred Stock that occurs after such record date, the holder of Preferred Stock shall be entitled to receive, in addition to the Conversion Shares otherwise issuable upon such conversion, the Distributed Property that such holder would have been entitled to receive in respect of such number of Conversion Shares had the holder been the record holder of such Conversion Shares as of such record date. Such distribution shall be made whenever any such conversion is made. In the event that the Distributed Property consists of property other than cash, then the fair value of such Distributed Property shall be as determined in good faith by the Board of Directors of the Corporation and set forth in reasonable detail in a written valuation report (the "Valuation Report") prepared by the Board of Directors. The Corporation shall give written notice of such determination and a copy of the Valuation Report to all holders of Preferred Stock, and if the holders of a majority of the outstanding Preferred Stock object to such determination within twenty (20) business days following the date such notice is given to all of the holders of Preferred Stock, the Corporation shall submit such valuation to an investment banking firm of recognized national standing selected by not less than a majority of the holders of the Preferred Stock and acceptable to the Corporation in its reasonable discretion, whose opinion shall be binding upon the Corporation and the Preferred Stockholders. A reclassification of the Common Stock (other than a change in par value, or from par value to no par value or from no par value to par value) into shares of Common Stock and shares of any other class of stock shall be deemed a distribution by the Corporation to the holders of its Common Stock of such shares of such other class of stock within the meaning of this Section 5(g) and, if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock within the meaning of Section 5(f).

            (h) Blocking Provisions.

            (i) Except as provided otherwise in this Section 5(h)(i), the number of Conversion Shares that may be acquired by any holder, and the number of shares of Convertible Preferred Stock that shall be entitled to voting rights under Section 2 hereof, shall be limited to the extent necessary to insure that, following such conversion (or deemed conversion for voting purposes), the number of shares of Common Stock then beneficially owned by such holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act (including shares held by any "group" of which the holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein), does not exceed 9.9% of the total number of shares of Common Stock of the Corporation then issued and outstanding (the "Beneficial Ownership Cap"). For purposes hereof, "group" has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission, and the percentage held by the holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. As used herein, the term "Affiliate" means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a holder of Preferred Stock, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such holder will be deemed to be an Affiliate of such holder. Each delivery of a Conversion Notice by a holder of Preferred Stock will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined, subject to the accuracy of information filed under the Securities Act and the Exchange Act by the Corporation with respect to the outstanding Common Stock of the Corporation, that the issuance of the full number of shares of Common Stock requested in such Conversion Notice is permitted under this paragraph. This paragraph shall be construed and administered in such manner as shall be consistent with the intent of the first sentence of this paragraph. Any provision hereof which would require a result that is not consistent with such intent shall be deemed severed herefrom and of no force or effect with respect to the conversion contemplated by a particular Conversion Notice.

            (ii) In the event the Corporation is prohibited from issuing shares of Common Stock as a result of any restrictions or prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization, the Corporation shall as soon as possible seek the approval of its stockholders and take such other action to authorize the issuance of the full number of shares of Common Stock issuable upon the full conversion of the then outstanding shares of Convertible Preferred Stock, but in any event the Board of Directors shall call a special meeting of the stockholders of the Corporation in the manner set forth in the By-laws of the Corporation to be held within ninety (90) days following the inception of such occurrence, which inception shall occur at such time as the Corporation is not able to honor the full exercise of all outstanding Warrants (as defined in the Preferred Stock Purchase Agreement) and the full conversion of all outstanding shares of Convertible Preferred Stock, without regard to any cap limitations or issuance restrictions, due to such law, rule or regulation, whether or not any such conversion or exercise is actually attempted. For clarification purposes, shares of Common Stock otherwise reserved for issuance upon exercise of unexercised Warrants shall be utilized for conversion hereunder to the extent necessary to avoid any issuance in excess of the maximum permissible amount of shares permitted to be issued under the rules and regulations of the Nasdaq Stock Market (or any other principal securities exchange, market, interdealer quotation system or other self-regulatory organization) as they apply to the Corporation.

            (iii) Notwithstanding the foregoing provisions of Section 5(h), any holder of Preferred Stock shall have the right prior to the Date of Original Issue upon written notice to the Corporation, or after the Date of Original Issue upon 61 days prior written notice to the Corporation, to choose not to be governed by the Beneficial Ownership Cap provided herein.

            (i) Common Stock Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for issuance upon the conversion of shares of Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Convertible Preferred Stock at the time outstanding (without regard to any ownership limitations provided in Section 5(h)).

            (j) Securities Issuances. In the event that the Corporation or any of its subsidiaries (A) issues or sells any Common Stock or convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock ("Convertible Securities") or (B) directly or indirectly effectively reduces the conversion, exercise or exchange price for any Convertible Securities which are currently outstanding, at or to an effective Per Share Selling Price (as defined below) which is less than the greater of (I) the closing sale price per share of the Common Stock on the principal market on which the Common Stock is traded the Trading Day next preceding such issue or sale or, in the case of issuances to holders of its Common Stock, the date fixed for the determination of stockholders entitled to receive such warrants, rights, or options ("Fair Market Price"), or (II) the Conversion Value, then in each such case the Conversion Value in effect immediately prior to such issue or sale or record date, as applicable, shall be automatically reduced effective concurrently with such issue or sale to an amount determined by multiplying the Conversion Value then in effect by a fraction, (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus
(2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for such additional shares would purchase at such Fair Market Price or Conversion Value, as the case may be, and (y) the denominator of which shall be the number of shares of Common Stock of the Corporation outstanding immediately after such issue or sale; provided, however, that in no event shall any adjustment(s) pursuant to this Section 5(j) reduce the Conversion Value to a price less than $1.31, which figure shall be appropriately and equitably adjusted for any stock splits, stock dividends, spin-offs and similar such events. The foregoing provision shall not apply to any issuances or sales of Common Stock or Convertible Securities (i) pursuant to any Convertible Securities currently outstanding on the date hereof in accordance with the terms of such Convertible Securities in effect on the date hereof, or (ii) to any officer, director, employee or Consultant (as defined below) of the Corporation pursuant to a bona fide option or equity incentive plan duly adopted by the Corporation, provided that any such issuances or sales to Consultants must be reasonable consideration for the services rendered by such Consultants and shall not exceed more than $1 million in market value to all Consultants in the aggregate under any circumstances. "Consultant" shall mean any natural person providing bona fide services to the Corporation which are not in connection with the offer or sale of securities in a capital raising transaction and which do not directly or indirectly promote or maintain a market for the Corporation's securities. The Corporation shall give to the each holder of Convertible Preferred Stock written notice of any such sale of Common Stock within 24 hours of the closing of any such sale and shall within such 24 hour period issue a press release announcing such sale if such sale is a material event for, or otherwise material to, the Corporation.

      For the purposes of the foregoing adjustments, in the case of the issuance of any Convertible Securities, the maximum number of shares of Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Convertible Securities, and provided further that to the extent such Convertible Securities expire or terminate unconverted or unexercised, then at such time the Conversion Value shall be readjusted as if such portion of such Convertible Securities had not been issued.

      For purposes of this Section 5(j), if an event occurs that triggers more than one of the above adjustment provisions, then only one adjustment shall be made and the calculation method which yields the greatest downward adjustment in the Conversion Value shall be used.

      "Per Share Selling Price" shall include the amount actually paid by third parties for each share of Common Stock in a sale or issuance by the Corporation. In the event a fee is paid by the Corporation in connection with such transaction directly or indirectly to such third party or its affiliates, any such fee shall be deducted from the selling price pro rata to all shares sold in the transaction to arrive at the Per Share Selling Price. A sale of shares of Common Stock shall include the sale or issuance of Convertible Securities, and in such circumstances the Per Share Selling Price of the Common Stock covered thereby shall also include the exercise, exchange or conversion price thereof (in addition to the consideration received by the Corporation upon such sale or issuance less the fee amount as provided above). In case of any such security issued in a transaction in which the purchase price or the conversion, exchange or exercise price is directly or indirectly subject to adjustment or reset based on a future date, future trading prices of the Common Stock, specified or contingent events directly or indirectly related to the business of the Corporation or the market for the Common Stock, or otherwise (but excluding standard stock split anti-dilution provisions or weighted-average anti-dilution provisions similar to that set forth herein, provided that any actual reduction of such price under any such security pursuant to such weighted-average anti-dilution provision shall be included and cause a adjustment hereunder), the Per Share Selling Price shall be deemed to be the lowest conversion, exchange, exercise or reset price at which such securities are converted, exchanged, exercised or reset or might have been converted, exchanged, exercised or reset, or the lowest adjustment, as the case may be, over the life of such securities. If shares are issued for a consideration other than cash, the Per Share Selling Price shall be the fair value of such consideration as determined in good faith by independent certified public accountants mutually acceptable to the Corporation and the Holder. In the event the Corporation directly or indirectly effectively reduces the conversion, exercise or exchange price for any Convertible Securities which are currently outstanding, then the Per Share Selling Price shall equal such effectively reduced conversion, exercise or exchange price.

      6. Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock into which the Convertible Preferred Stock is convertible and the current Conversion Value provided for in Section 5:

            (a) When Adjustments to Be Made. The adjustments required by Section 5 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment to the Conversion Value that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in
Section 5(f)) up to, but not beyond the Conversion Date if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the shares of Common Stock into which the Convertible Preferred Stock is convertible immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by Section 5 and not previously made, would result in a minimum adjustment or on the Conversion Date. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

            (b) Fractional Interests. In computing adjustments under Section 5, fractional interests in Common Stock shall be taken into account to the nearest 1/100th of a share.

            (c) When Adjustment Not Required. If the Corporation undertakes a transaction contemplated under Section 5(g) and as a result takes a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights or other benefits contemplated under Section 5(g) and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights or other benefits contemplated under Section 5(g), then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

            (d) Escrow of Stock. If after any property becomes distributable pursuant to Section 5 by reason of the taking of any record of the holders of Common Stock, but prior to the occurrence of the event for which such record is taken, a holder of the Convertible Preferred Stock either converts the Convertible Preferred Stock or there is a mandatory conversion during such period or such holder is unable to convert shares pursuant to Section 5(h), such holder of Convertible Preferred Stock shall continue to be entitled to receive any shares of Common Stock issuable upon conversion under Section 5 by reason of such adjustment (as if such Preferred Stock were not yet converted) and such shares or other property shall be held in escrow for the holder of the Convertible Preferred Stock by the Corporation to be issued to holder of the Convertible Preferred Stock upon and to the extent that the event actually takes place. Notwithstanding any other provision to the contrary herein, if the event for which such record was taken fails to occur or is rescinded, then such escrowed shares shall be canceled by the Corporation and escrowed property returned to the Corporation.

      7. Merger, Consolidation or Disposition of Assets.

            (a) If, after the Date of Original Issue and while the Preferred Stock is outstanding, there occurs: (i) an acquisition by an individual or legal entity or group (as set forth in Section 13(d) of the Exchange Act) of more than one-half of the voting rights or equity interests in the Corporation and such acquisition is approved by the Corporation's Board of Directors; or (ii) a merger or consolidation of the Corporation or a sale, transfer or other disposition of all or substantially all the Corporation's property, assets or business to another corporation where the holders of the Corporation's voting securities prior to such transaction fail to continue to hold at least 50% of the voting power of the Corporation and such transaction is approved by the Corporation's Board of Directors (each, a "Change of Control"), and, pursuant to the terms of such Change of Control, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation ("Other Property"), are to be received by or distributed to the holders of Common Stock of the Corporation and the successor or acquiring corporation (if other than the Corporation) does not assume the Preferred Stock pursuant to Section 7(b) below, then the holder of the Convertible Preferred Stock shall have the right thereafter to receive, at the holder's election, which election which must be delivered by the holder to the Corporation within

10 days after receiving notice from the Corporation of the right to make such election:

            (i) upon the conversion of the Convertible Preferred Stock, the number of shares of common stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and Other Property receivable upon or as a result of such Change of Control by a holder of the number of shares of Common Stock into which the Convertible Preferred Stock is convertible immediately prior to such event, or

            (ii) at the effective time of such Change of Control, 140% of the Liquidation Preference that would have been payable immediately prior to the effective time of such Change of Control.

      If a timely election is not made pursuant to this Section 7(a), the holder shall receive the benefit of Section 7(a)(i) and shall not be entitled to the benefit of Section 7(a)(ii).

            (b) In case of any such Change of Control, the successor or acquiring corporation (if other than the Corporation) shall have the right to expressly assume the due and punctual observance and performance of each and every covenant and condition of contained in this Certificate of Designation to be performed and observed by the Corporation and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Corporation) in order to provide for adjustments of shares of the Common Stock into which the Convertible Preferred Stock is convertible which shall be as nearly equivalent as practicable to the adjustments provided for in Section 5. For purposes of Section 5, common stock of the successor or acquiring corporation shall include stock of such corporation of any class which is not preferred as to dividends or assets on liquidation over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock.

            (c) The foregoing provisions of this Section 7 shall similarly apply to successive Change of Control transactions. The provisions of this Section 7 shall be inapplicable in the event that the Preferred Stock is subject to mandatory conversion under Section 5 or redemption under Section 13.

      8. Other Action Affecting Common Stock. In case at any time or from time to time the Corporation shall take any action in respect of its Common Stock, other than the payment of dividends permitted by Section 5 or any other action described in Section 5, then, unless such action will not have a materially adverse effect upon the rights of the holder of Convertible Preferred Stock, the number of shares of Common Stock or other stock into which the Convertible Preferred Stock is convertible exercisable and/or the purchase price thereof shall be adjusted in such manner as may be equitable in the circumstances.

      9. Certain Limitations. Notwithstanding anything herein to the contrary, the Corporation agrees not to enter into any transaction which, by reason of any adjustment hereunder, would cause the current Conversion Value to be less than the par value per share of Common Stock.

      10. Participation Rights.

            (a) Subject to the terms and conditions specified in this Section 10, at any time while the Convertible Preferred Stock is outstanding, the holders of shares of Convertible Preferred Stock shall have a right to participate with respect to the issuance or possible issuance by the Corporation of any future equity or equity-linked securities or debt which is convertible into equity or in which there is an equity component (as the case may be, "Additional Securities") on the same terms and conditions as offered by the Corporation to the other purchasers of such Additional Securities, provided that such holders shall not have the right to participate with respect to such issuance to the extent that the purchase of the Convertible Preferred Stock and Warrants under the Preferred Stock Purchase Agreement is determined by the Nasdaq Stock Market to be a transaction at or above market. Each time the Corporation proposes to offer any Additional Securities, the Corporation shall make an offering of such Additional Securities to each holder of shares of Convertible Preferred Stock in accordance with the following provisions:

            (i) The Corporation shall deliver a notice (the "Issuance Notice") to the holders of shares of Convertible Preferred Stock stating (a) its bona fide intention to offer such Additional Securities, (b) the number of such Additional Securities to be offered, (c) the price and terms, if any, upon which it proposes to offer such Additional Securities, and (d) the anticipated closing date of the sale of such Additional Securities.

            (ii) By written notification received by the Corporation, within ten
      (10) days after giving of the Issuance Notice, each holder of shares of Convertible Preferred Stock may elect to purchase or obtain, at the price and on the terms specified in the Issuance Notice, up to that number of such Additional Securities which equals such holder's Participation Amount for the same consideration and on the same terms and conditions as such third-party sale, where the "Participation Amount" for each holder shall equal (a) 33-1/3% of the aggregate amount of such Additional Securities issued or to be issued to investors in such offering prior to the exercise of the participation rights contemplated by this Section 10 (such aggregate amount, the "Subsequent Offering Amount"), multiplied by (b) a fraction, the numerator of which equals the number of shares of Preferred Stock then held by such holder and the denominator of which equals the aggregate number of shares of Preferred Stock purchased by all Purchasers pursuant to the Preferred Stock Purchase Agreement. The Corporation shall promptly, in writing, inform each holder of shares of Convertible Preferred Stock which elects to purchase all of the Additional Shares available to it ("Fully-Exercising Holder") of any other holder's failure to do likewise. During the five-day period commencing after such information is given, each Fully-Exercising Holder shall be entitled to obtain that portion of the Additional Securities for which the holders of shares of Convertible Preferred Stock were entitled to subscribe but which were not subscribed for by such holders which is equal to the proportion that the number of shares of Convertible Preferred Stock held by such Fully-Exercising Holder bears to the total number of shares of Common Stock held by all Fully-Exercising Holders who wish to purchase some of the unsubscribed shares.

            (iii) The Corporation may, during the 75-day period following the expiration of the 10-day and 5-day periods referenced in Section 10(a)(ii) above, offer up to the Subsequent Offering Amount of such Additional Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Issuance Notice. If the Corporation does not consummate the sale of such Additional Securities within such period, the right provided hereunder shall be deemed to be revived and such Additional Securities shall not be offered or sold unless the Participation Amount is again first reoffered to the holders of shares of Convertible Preferred Stock in accordance herewith.

            (b) In the event that any holder of shares of Convertible Preferred Stock exercises its participation right under this Section 10, such holder shall be entitled to use the shares of Convertible Preferred Stock as the consideration for the purchase of its allocated portion of Additional Securities pursuant to this Section 10, with the shares of Convertible Preferred Stock being valued at the Liquidation Preference plus any accrued and unpaid dividends for such purpose; provided that the use of shares of such Convertible Preferred Stock as consideration shall not result in the purchase of more than 20,000,000 shares of Common Stock or securities convertible into more than 20,000,000 shares of Common Stock.

            (c) The rights of the holders of Convertible Preferred Stock under this Section 10 shall not apply to: (A) the conversion of the Convertible Preferred Stock, the exercise of the Warrants, or the issuance of shares of Common Stock as payment of dividends to holders of Preferred Stock, (B) the exercise or conversion of any warrants or options or convertible notes (including without limitation issuance of shares of Common Stock as payment of interest thereon) outstanding on the date this Certificate of Designation is filed with the Nevada Secretary of State (the "Filing Date"), (C) the issuance (at issuance or exercise prices at or above fair market value) of Common Stock, stock awards or options under, or the exercise of any options granted pursuant to, any Board-approved employee stock option or similar plan for the issuance of options or capital stock of the Corporation, (D) the issuance of shares of Common Stock pursuant to a stock split, combination or subdivision of the outstanding shares of Common Stock, (E) the issuance of shares of Common Stock to a pharmaceutical company in connection with a strategic transaction which is not primarily a capital raising transaction, or (F) the issuance of shares of Common Stock or options to any officer, director or employee of the Corporation pursuant to a bona fide option or equity incentive plan duly adopted by the Corporation or to any Consultant of the Corporation, provided that any such issuances or sales to Consultants must be reasonable consideration for the services rendered by such Consultants and shall not exceed more than $1 million in market value to all Consultants in the aggregate under any circumstances.

            (d) The participation right set forth in this Section 10 may not be assigned or transferred, except that such right is assignable by each holder of shares of Convertible Preferred Stock to any wholly-owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Securities Act, controlling, controlled by or under common control with, any such holder.

            (e) Notwithstanding anything contained herein, no holder of Convertible Preferred Stock shall have the right to purchase Additional Securities hereunder to the extent same would cause such holder to exceed the Beneficial Ownership Cap.

      11. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Value, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Value at the time in effect for the Convertible Preferred Stock and
(iii) the number of shares of Common Stock and the amount, if any, or other property which at the time would be received upon the conversion of Convertible Preferred Stock owned by such holder (without regard to the ownership limitations set forth in Section 5(h)).

      12. Notices of Record Date. In the event of any fixing by the Corporation of a record date for the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any shares of Common Stock or other securities, or any right to subscribe for, purchase or otherwise acquire, or any option for the purchase of, any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Convertible Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

      13. Redemption.

            (a) Redemption at the Holders' Election. If a Redemption Triggering Event (as defined below) has occurred, and a holder has so elected, the Corporation shall redeem the Convertible Preferred Stock of any holder who gives a Demand for Redemption (as defined below). The Corporation shall, promptly thereafter, redeem the shares of Convertible Preferred Stock as set forth in the Demand for Redemption. The Corporation shall effect such redemption on the Redemption Date by paying in cash for each such share to be redeemed an amount equal to the greater of (i) the Redemption Price (as defined below) or (ii) the total number of shares of Common Stock into which such Convertible Preferred Stock is convertible multiplied by the Current Market Price at the time of the Redemption Triggering Event. "Redemption Triggering Event" means the Corporation's failure or refusal to convert or redeem any shares of Convertible Preferred Stock in accordance with the terms hereof, or the providing of written notice to such effect.

            (b) Demand for Redemption. A holder desiring to elect a redemption as herein provided shall deliver a notice (the "Demand for Redemption") to the

Corporation while such Redemption Triggering Event continues specifying the following:

            (i) The approximate date and nature of the Redemption Triggering Event;

            (ii) The number of shares of Convertible Preferred Stock to be redeemed; and

            (iii) The address to which the payment of the Redemption Price shall be delivered, or, at the election of the holder, wire instructions with respect to the account to which payment of the Redemption Price shall be required.

      A holder may deliver the certificates evidencing the Convertible Preferred Stock to be redeemed with the Demand for Redemption or under separate cover. Payment of the Redemption Price shall be made not later than two (2) business days after the date on which each of the following conditions has been satisfied: (i) a holder has delivered a Demand for Redemption and the certificates evidencing the shares of Convertible Preferred Stock to be redeemed; and (ii) the Breach Cure Period has expired.

            (c) Redemption at the Corporation's Election. Subject to the terms hereof, the Corporation may, at the option of the Board of Directors, upon closing of a sale of Common Stock by the Corporation in a firm-commitment underwritten public offering by a reputable investment bank in which the effective price per share is greater than $3.00 and the aggregate gross proceeds of the offering to the Corporation are greater than $15,000,000 (without giving effect to the possible conversion or exercise or any warrant, convertible security or other derivative security included in such offering), elect to redeem in whole or in part the shares of Convertible Preferred Stock by giving notice of such election pursuant to Section 13(d)(iii) hereof to all holders of Convertible Preferred Stock. The amount payable in redemption of each share of Convertible Preferred Stock (the "Redemption Price") shall be cash equal (i) all accrued but unpaid dividends as of the Redemption Date (as defined below) with respect to each share to be redeemed, plus (ii) 120% of the Liquidation Preference of each share of Convertible Preferred Stock to be redeemed. The redemption shall be effected in the manner specified in paragraph (d) below. Notwithstanding anything to the contrary contained herein, the Corporation may not so redeem pursuant to this subsection (c) unless at all times during the Pre-Redemption Period (as defined below) (i) the resale of all Registrable Securities (as defined in the Investor Rights Agreement) is covered by an effective registration statement in accordance with the terms of the Investor Rights Agreement which registration statement is not subject to any suspension or stop orders; (ii) the resale of such Registrable Securities may be effected pursuant to a current and deliverable prospectus that is not subject at the time to any blackout or similar circumstance; (iii) such Registrable Securities are listed, or approved for listing prior to issuance, on the Nasdaq National or Small-Cap Market, the New York Stock Exchange or the American Stock Exchange, and are not subject to any trading suspension (nor shall trading generally have been suspended on such exchange or market), and the Corporation shall not have been notified of any pending or threatened proceeding or other action to delist or suspend the Common Stock on any of such markets on which the Common Stock is then traded or listed; and (iv) the requisite number of shares of Common Stock shall have been duly authorized and reserved for issuance as required by the terms of the Preferred Stock Purchase Agreement (as defined below) and this Certificate of Designation. All holders of Convertible Preferred Stock shall be treated proportionately with respect to redemption under this subsection.

            (d) Redemption Mechanics. The Corporation shall effect a redemption made at the election of the Corporation as follows:

            (i) The number of shares subject to redemption shall be allocated pro rata among the holders of outstanding shares of Convertible Preferred Stock based upon the number of such shares held by each such holder.

            (ii) The Corporation shall pay the Redemption Price in cash for each such share to be redeemed.

            (iii) At least 20 but no more than 60 business days (such period the "Pre-Redemption Period") prior to the date fixed for any redemption of Convertible Preferred Stock (the "Redemption Date"), written notice shall be given to each holder of record of Convertible Preferred Stock to be redeemed, notifying such holder of the redemption to be effected, specifying the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in Section 13(d)(v), on or after the Redemption Date, each holder of Convertible Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be paid to the person whose name appears on such certificate or certificates as the owner thereof, and upon such payment, each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

            (iv) From and after the close of business on the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the shares of Convertible Preferred Stock designated for redemption as holders of Convertible Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates), including the right to convert pursuant to Section 5(a), shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

            (v) Three days prior to the Redemption Date, the Corporation shall deposit the Redemption Price of all outstanding shares of Convertible Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed, with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, the Corporation shall deposit irrevocable instructions and authorize such bank or trust company to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of the Convertible Preferred Stock to the holders thereof upon surrender of their certificates. The balance of any monies deposited by the Corporation pursuant to this paragraph remaining unclaimed at the expiration of two years following the Redemption Date shall thereafter be returned to the Corporation, provided that the stockholder to which such monies would be payable hereunder shall be entitled, upon proof of its ownership of the Convertible Preferred Stock, to receive such monies but without interest from the Redemption Date.

            (e) Status of Redeemed or Purchased Shares. Any shares of the Convertible Preferred Stock at any time purchased, redeemed or otherwise acquired by the Corporation shall not be reissued and shall be retired.

      14. Incurrence of Indebtedness. So long as shares of Convertible Preferred Stock with an aggregate Liquidation Preference equal to at least $1,000,000 remain outstanding, the Corporation shall not, and the Corporation shall not permit any of its subsidiaries to , directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness (as defined below) other than (a) Indebtedness existing as of the Date of Original Issue, provided that such existing Indebtedness shall not be amended, restated, renewed, refunded, refinanced or otherwise extended and the principal amount shall not be increased, (b) Indebtedness to a pharmaceutical company in connection with a strategic transaction which is not primarily a capital raising transaction, and
(c) Indebtedness to The Tail Wind Fund Ltd. and Solomon Strategic Holdings, Inc. secured by a mortgage on the Corporation's facilities located in East Windsor, New Jersey. "Indebtedness" means, without duplication (A) all indebtedness for borrowed money, (B) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (C) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (D) all indebtedness referred to in clauses
(A) through (C) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any person, even though the person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (E) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (D) above, but "Indebtedness" shall not include obligations incurred as the deferred purchase price of property or services (but not securities and not in connection with a merger or acquisition of a business), indebtedness incurred solely in connection with the purchase of equipment which indebtedness is secured by a lien on such equipment, equipment financing leases, or trade payables entered into in the ordinary course of business.

      15. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a business day or later than 5:00 p.m. (New York City time) on any business day, (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service such as Federal Express, or (d) actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows: (i) if to the Corporation, to 350 Corporate Boulevard, Robbinsville, New Jersey 08691, facsimile: 609-208-1621, Attention: Chief Financial Officer, or (ii) if to a holder of Preferred Stock, to the address or facsimile number appearing on the Corporation's stockholder records or, in either case, to such other address or facsimile number as the Corporation or a holder of Preferred Stock may provide to the other in accordance with this Section.

      16. Stock Transfer Taxes. The issue of stock certificates upon conversion of the Convertible Preferred Stock shall be made without charge to the converting holder for any tax in respect of such issue; provided, however, that the Corporation shall be entitled to withhold any applicable withholding taxes with respect to such issue, if any. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the holder of any of the Convertible Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

      17. Attorneys' Fees. In connection with enforcement by a holder of Convertible Preferred Stock of any obligation of the Corporation hereunder, the prevailing party shall be entitled to recovery of reasonable attorneys' fees and expenses incurred.

      18. Specific Enforcement. The Corporation agrees that irreparable damage would occur in the event that any of the provisions of this Certificate of Designation were not performed in accordance with their specific terms or were otherwise breached. Each holder of Convertible Preferred Stock and each permitted assignee shall have all rights and remedies set forth in this Certificate of Designation and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Certificate of Designation shall be entitled to enforce such rights specifically or pursue other injunctive relief or other equitable remedies (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Certificate of Designation and to exercise all other rights granted by law. Each holder of Convertible Preferred Stock and each permitted assignee without prejudice may withdraw, revoke or suspend its pursuit of any remedy at any time prior to its complete recovery as a result of such remedy.

      19. Severability of Provisions. If any right, preference or limitation of the Convertible Preferred Stock set forth in this Certificate of Designation (as this Certificate of Designation may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

      IN WITNESS WHEREOF, the undersigned have executed this statement on behalf of the Corporation and affixed the corporate seal hereto this 16th day of May, 2005.

NEXMED, INC.



By: /s/ Y. Joseph Mo              By: /s/ Vivian H. Liu
---------------------------       ------------------------------------
Y. Joseph Mo                      Vivian Liu
Chairman, President and CEO       Secretary

                                    EXHIBIT A

                            FORM OF CONVERSION NOTICE

(To be executed by the registered Holder in order to convert shares of Preferred Stock)

      The undersigned hereby irrevocably elects to convert the number of shares of Series C 6% Cumulative Convertible Preferred Stock (the "Preferred Stock") indicated below into shares of common stock, par value $0.001 per share (the "Common Stock"), of NexMed, Inc., a Nevada corporation (the "Corporation"), according to the Certificate of Designation of the Preferred Stock and the conditions hereof, as of the date written below. The undersigned hereby requests that certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If the shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. A copy of the certificate representing the Preferred Stock being converted is attached hereto.

______________________________________________________________________________
Date of Conversion (Date of Notice)
______________________________________________________________________________
Number of shares of Preferred Stock owned prior to Conversion
______________________________________________________________________________
Number of shares of Preferred Stock to be Converted
______________________________________________________________________________
Stated Value (Liquidation Preference) of Preferred Stock to be Converted
______________________________________________________________________________
Amount of accumulated and unpaid dividends on shares of Preferred Stock to be Converted
______________________________________________________________________________
Number of shares of Common Stock to be Issued (including conversion of accrued but unpaid dividends on shares of Preferred Stock to be Converted)
______________________________________________________________________________
Applicable Conversion Value
______________________________________________________________________________
Number of shares of Preferred Stock owned subsequent to Conversion

Conversion Information:[NAME OF HOLDER]

___________________________________
Address of Holder:

___________________________________
Issue Common Stock to (if different than above):
Name:_______________________________
Address:____________________________
____________________________________
Tax ID #:___________________________

      The undersigned represents, subject to the accuracy of information filed under the Securities Act and the Exchange Act by the Corporation with respect to the outstanding Common Stock of the Corporation, as of the date hereof that, after giving effect to the conversion of Preferred Shares pursuant to this Conversion Notice, the undersigned will not exceed the "Beneficial Ownership Cap" contained in Section 5(h) of the Certificate of Designation of the Preferred Stock.

(Delete following paragraph if not applicable:)

[The undersigned hereby represents to you that it has sold or has current plans to resell all of the shares of Common Stock received upon this conversion of the Preferred Shares pursuant to this conversion Notice, solely in accordance with the terms of the Registration Statement filed with the U.S. Securities and Exchange Commission by the Company covering such shares as described under the section entitled "Plan of Distribution" therein.]




________________________________________________
Name of Holder



By:_____________________________________________
Name:
Title: